Exhibit 5.1

August 18, 2021

Brunswick Corporation
$450,000,000 Principal Amount of 0.850% Senior Notes due 2024 and
$550,000,000 Principal Amount of 2.400% Senior Notes due 2031

Ladies and Gentlemen:

We have acted as counsel for Brunswick Corporation, a Delaware corporation (the “Company”), in connection with the public offering and sale by the Company of $450,000,000 principal amount of the Company’s 0.850% Senior Notes due 2024 (the “2024 Notes”) and $550,000,000 principal of the Company’s 2.400% Senior Notes due 2031 (the “2031 Notes” and, together the with 2024 Notes, the “Securities”) issued pursuant to an Indenture dated as of October 3, 2018 (the “Base Indenture”), between the Company and U.S. Bank National Association, as Trustee (the “Trustee”) as supplemented by the Fourth Supplemental Indenture, dated as of August 18, 2021, between the Company and the Trustee (the “Fourth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Indenture and the Registration Statement on Form S‑3 (Registration No. 333‑258249), filed with the Securities and Exchange Commission (the “Commission”) on July 29, 2021 (the “Registration Statement”), for registration under the Securities Act of 1933 (the “Securities Act”) of various securities of the Company, to be issued from time to time by the Company.  As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy.  In expressing the opinions set forth herein, we have assumed, with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies and that the Indenture has been duly authorized, executed and delivered by, and represents a legal, valid and binding obligation of, the Trustee.

Based on the foregoing and subject to the qualifications set forth herein, we are of opinion that when the Securities are authenticated in accordance with the provisions of the Indenture and delivered and paid for the Securities will constitute legal, valid and binding obligations of the Company.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  We also consent to the reference to our firm under the caption “Validity of the Notes” in the Prospectus Supplement dated August 4, 2021, forming a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Brunswick Corporation
26125 N. Riverwoods Blvd. Suite 500
Mettawa, Illinois 60045-4811